                                                                   Exhibit 23.24



To
Al-Awsat International
Transport Company Limited
Jeddah,
Saudi Arabia.



We refer to our certificate dated November 9, 1996 to you on the subject of Al-Awsat International Transport Company Limited audit for the years ended December 31, 1993, 1994 and 1995.



The aforementioned audits performed by us were in accordance with generally accepted auditing standards (GAAS) relevant to Saudi Arabia and are substantially consistent with GAAS of the United States of America.



For Dr. Mohamed Al-Amri & Co.



Dr. Mohamed A. Al-Amri
Certified Public Accountant                                 December 9, 1996 (G)
Registration No. 60                                           Rajab 28, 1417 (H)